For immediate release
October 31, 2014

For more information:
David Nielsen, CFO, 980-819-6220
investorrelations@community1.com

Kim Graham, 980-819-6278
kim.graham@community1.com

CommunityOne Bancorp Announces Fifth Consecutive Quarterly Profit and Continued Strong Loan Growth

Charlotte, NC - CommunityOne Bancorp (“Company”) (NASDAQ: COB), the holding company for CommunityOne Bank, N.A. (“Bank”), today reported its unaudited financial results for the quarter ended September 30, 2014. Highlights include:

•	The third quarter was the Company’s fifth consecutive profitable quarter.

•	Net income in 3Q 2014 was $1.8 million, and $3.8 million excluding a charge of $2.1 million relating to the departure of the Company’s CEO during the quarter.

•	Pre-Credit and Non-Recurring (PCNR) earnings were $2.0 million.

•
Loan growth continued to be strong and broad based in the third quarter. Loans grew $48.3 million, an annualized growth rate of over 15%, a continuation of the second quarter’s 16% annualized growth rate.

•
The Company continued to grow commercial, real estate and residential mortgage lending capacity, hiring nine bankers during the quarter as part of its geographic expansion into Greensboro, Winston-Salem, and Raleigh and its external mortgage channel expansion.

•
Positive credit performance continued in 3Q 2014, resulting in a net recovery of loan loss provision of $1.7 million. Net charge-offs were $0.8 million, and annualized net charge-offs as a percent of average loans held for investment were 0.24% during the quarter. The Company had a net OREO recovery of $29 thousand during the quarter.

•
Asset quality continued to improve as nonperforming assets fell 9% from 2Q 2014 and 42% from 3Q 2013. Nonperforming assets fell to their lowest levels since the recapitalization in 2011 and were 2.4% of total assets.

•	Net interest income grew at over a 3% annualized rate in the third quarter to $15.8 million. Net interest margin was stable at 3.38% in the quarter, down 2 bps from the previous quarter.

•
Noninterest expenses decreased $1.3 million excluding the $2.1 million charge relating to the departure of the Company’s CEO. Excluding the one-time charge, personnel and benefit expenses increased primarily related to loan origination personnel additions during the quarter, offset by lower OREO and collection costs of $1.3 million. Full time equivalent employees have been reduced 7% year over year.

“During the quarter, we continued our momentum by growing loans and deposits, achieving our end of year 2014 goal of a 75% loans to deposits ratio,” noted Bob Reid, President and CEO. “Our credit quality also continues to track ahead of plan and we expect that to continue. Despite a significant charge related to the departure of our CEO, I am pleased we made significant progress on our key goals and delivered our fifth consecutive quarter of profitability. We continue to focus on reducing noninterest expense as well as our nonperforming assets, even as we make investments in new personnel, new markets and new products to drive growth.”

Third Quarter Financial Results
Results of Operations
Net income after-tax was $1.8 million for the third quarter of 2014, compared to $2.8 million in the second quarter of 2014 and $4.0 million in the third quarter of 2013. Excluding the $2.1 million charge relating to the departure of the Company’s CEO during the quarter, net income after-tax was $3.8 million. Fully diluted net income per share was $0.08 per share in the third quarter of 2014, compared to $0.13 per share and $0.18 per share in the second quarter of 2014 and the third quarter of 2013, respectively. Pre-credit and non-recurring item (PCNR) earnings of $2.0 million, which exclude taxes, credit costs and provision, and non-recurring income and expenses, were $0.5 million lower than the $2.6 million in the second quarter of 2014, and $2.7 million lower than the $4.7 million in the third quarter of 2013.
Third quarter financial results included a $1.7 million recovery of loan loss provision resulting from continued improvement in loss rates and credit quality of the non-purchased impaired loan portfolio. Net interest income also increased $0.1 million on an increase in average loans held for investment of $51.1 million in the quarter, and noninterest income fell $0.9 million on reduced securities gains during the third quarter. Noninterest expense increased by $0.7 million in the quarter, primarily related to severance costs of $2.1 million incurred in connection with the departure of the Company’s CEO.
Loan and Deposits
Loan growth across all business lines continued to be very strong during the third quarter, reflecting good loan demand, portfolio growth across all our businesses and the impact of market expansion and recent personnel additions. Loans grew by just under 4% in the third quarter, an annualized growth rate of 15%, which is a continuation of last quarter’s 16% annualized growth rate. Loan balances grew by $48.3 million in the third quarter to $1.32 billion, compared to $1.27 billion at the end of the second quarter, and the company reached its end of year 2014 loans to deposits ratio goal of 75%. Excluding our purchased residential mortgage loan pools, our organic loan growth was even stronger at $56.9 million during the quarter, an annualized growth rate of 22%. Pass rated loans grew $60.5 million in the third quarter, an annualized growth rate of 21%, reflecting continued improvement in the asset quality of the loan portfolio.
Loan growth was in part the result of investments in expanded commercial, real estate and residential mortgage lending capacity through hiring and geographic expansion during the second and third quarters of this year in Raleigh, Greensboro and Winston-Salem. During the third quarter, we hired seven commercial and real estate bankers in Greensboro, Winston-Salem, and Raleigh and two new residential mortgage loan officers in our non-branch sales channel focused on Charlotte and other metro markets. We expect these new hires will sustain our accelerated pace of loan growth and enhance our mortgage loan sales income in the fourth quarter of 2014 and beyond.
Total deposits have increased $10.2 million, or 1%, year to date in 2014. Net of matured brokered deposits of $10.1 million during the third quarter, deposits increased by $5.3 million, and were $1.76 billion at the end of the quarter. Low cost core deposits, consisting of all non-time deposits, grew $4.6 million during the third quarter.
Net Interest Income
Third quarter net interest income was $15.8 million, up just less than 1% compared to $15.7 million in the second quarter of 2014, and an annualized growth rate of over 3%. Accretion, net of contractual interest collected, on purchased impaired loans was $0.8 million in the third quarter, compared to $0.7 million, and $2.0 million in the second quarter of 2014 and the third quarter of 2013, respectively.
The Company’s net interest margin was 3.38% for the third quarter of 2014, down slightly from 3.40% in the second quarter of 2014, and lower by 38 basis points from 3.76% in the third quarter of last year, principally as a result of the decrease in non-cash accretion of $1.2 million from the prior year. The 2 basis point decline in the net interest margin in the third quarter of 2014 over the second quarter was the result of an 8 basis point decrease in loan yield during the quarter principally from decreased mortgage loan fees earned from loan prepayments and a 15 basis point decrease in the yield on investments as a result of approximately $25 million in investment portfolio sales during the quarter, offset by an improved earning asset mix resulting from strong loan origination and the investment portfolio sales. The cost of interest-bearing deposits was flat during the quarter from the previous quarter at 48 basis points, while the cost of all deposit funding fell 1 bp during the quarter to 39 bps.

Asset Quality and Provision for Loan Losses
Nonperforming assets, including nonaccruing loans, loans over 90 days delinquent and still accruing not accounted for under purchased impaired loan accounting, and other real estate owned and repossessed loan collateral, continued to improve and fell to the lowest level since the recapitalization in 2011. These assets fell to $48.8 million, or 2.4% of total assets at the end of the third quarter, compared to $53.6 million, or 2.7% of total assets, at the end of the second quarter. Other real estate owned and repossessed loan collateral fell by 7% during the third quarter to $20.3 million, and fell by $12.9 million, or 39%, compared to the same quarter last year. For the third quarter, the Company had a net OREO recovery of $29 thousand, which included gains on the sale of OREO of $0.2 million.
The allowance for loan losses was $21.5 million, or 1.63% of loans held for investment, at the end of the third quarter, compared to $24.0 million, or 1.89%, at the end of the previous quarter, and $25.4 million, or 2.12%, at the end of the third quarter of last year. Recovery of provision for loan losses was $1.7 million in the third quarter compared to a recovery of provision of $1.7 million in the second quarter, and a recovery of provision of $0.4 million in the third quarter of 2013. The recovery of provision in the third quarter includes a $1.9 million recovery of provision in the non-purchased impaired loan portfolio as a result of continued improvements in historical loss rates utilized in our allowance for loan loss model, offset by $0.2 million provision related to reductions in the cash flow forecast during the quarter on the purchased impaired loan portfolio. The year to date annualized net charge-off rate on average loans increased slightly to 0.13% in the third quarter, compared to 0.07% in the second quarter. Year to date, our annualized charge-off rate is 0.24% compared to 0.26% for the full year 2013.
Noninterest Income
For the third quarter, PCNR noninterest income was $4.0 million, a decline of $0.2 million compared to $4.2 million in the previous quarter. Total noninterest income was also $4.0 million in the third quarter, compared to $4.8 million in the second quarter of 2014, principally related to $0.7 million of securities gains on the sale of an SBIC investment last quarter.
Mortgage loan income fell during the third quarter based on lower loan origination volumes and decreased origination of loans sold to Fannie Mae. During the quarter, we originated $40.5 million of mortgage loans, a decrease of 4% from the second quarter, including $14.7 million of loans for sale to Fannie Mae. Service charges fell by 2% during the third quarter of 2014 to $1.6 million, on increased service charge refunds during the quarter. Trust and investment services income fell $55 thousand from the previous quarter on reduced annuity sales activity.
Noninterest Expense
Total noninterest expense rose by $0.7 million in the third quarter from the prior quarter on nonrecurring expenses of $2.1 million related to the CEO severance costs of $2.1 during the quarter, offset by $1.3 million reduction in OREO and loan collection expenses and $0.2 million lower FDIC insurance charges. Excluding the $2.1 million CEO severance charge, noninterest expenses were $1.3 million, or 7%, lower than the second quarter.
Pre-credit and non-recurring (PCNR) noninterest expense, which excludes merger, OREO, collection, and other non-recurring expenses, was $17.8 million, an increase of $0.5 million in the third quarter from the prior quarter, primarily as a result of the impact of new hires in the commercial and residential mortgage teams and benefit expenses. Average full time equivalent employees (FTE) were 568, up 2% from 558 in the second quarter on loan origination personnel hiring, but have been reduced 7% from 608 from the prior year.
Conference Call
A conference call will be held at 11:00 a.m., Eastern time this morning October 31st, 2014. Interested parties should dial in five to ten minutes prior to the scheduled start time to 1-866-235-9913. The webcast may be accessed via the Investor Relations section of the Company’s website at www.community1.com. The webcast replay will be available until October 31, 2015. The teleconference replay will be available one hour after the end of the conference through November 13, 2014 at 9:00 a.m. Eastern Time. To access the teleconference replay, dial toll free in the U.S. to 1-877-344-7529 or outside the U.S. to 1-412-317-0088 and provide Conference ID Number 10053403.

About CommunityOne Bancorp
CommunityOne Bancorp is the North Carolina-based bank holding company for CommunityOne Bank, N.A., a $2 billion community bank, operating 50 branches throughout North Carolina, offering a wide variety of consumer, mortgage and commercial banking services to retail and business customers, including loans, deposits, treasury management, wealth and online banking. Investors can obtain additional information about the Company and the Bank through reviewing its website at www.community1.com.
Non-GAAP Financial Measures
Statements in this press release include certain non-GAAP financial measures, which should be read along with the accompanying tables that provide a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures. The non-GAAP financial measures referenced in this press release include: tangible shareholders’ equity, PCNR earnings, PCNR noninterest expense, and PCNR noninterest income. The Company believes that these non-GAAP financial measures provide information useful to investors in understanding our underlying performance and business trends as they facilitate comparisons with the performance of others in the financial services industry. However, these non-GAAP financial measures should not be considered an alternative to GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP as well as other relevant information when assessing the overall performance and financial condition of the Company.
Forward Looking Statements
Information in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, and usually can be identified by the use of forward-looking terminology, such as “believes,” “expects,” or “are expected to,” “plans,” “projects,” “goals,” “estimates,” “may,” “should,” “could,” “would,” “intends to,” “outlook” or “anticipates,” or variations of these and similar words, or by discussions of strategies that involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, having financial resources in the amount, at the times and on the terms required to support our future business; adverse changes in financial performance or condition of our borrowers, which could affect repayment of such borrowers' outstanding loans; changes in interest rates, spreads on earning assets and interest-bearing liabilities, the shape of the yield curve and interest rate sensitivity; a continued prolonged period of low interest rates; credit losses and material changes in the quality of our loan portfolio; new declines in the value of our OREO; increased competitive pressures in the banking industry or in our markets; less favorable general economic conditions, either nationally or regionally, resulting in, among other things, a reduced demand for credit or other services; a slowdown in the housing markets, or an increase in interest rates, either of which may reduce demand for mortgages; repurchase risk in connection with our mortgage line of business; reducing costs and expenses; our ability to raise capital in amounts, on terms and at times that will support our business needs and meet our Business Plan; increasing price and product/service competition by competitors; rapid technological development and changes; the inaccuracy of assumptions underlying the establishment of our ALL; loss of additional members of executive management; disruptions in or manipulations of our operating systems or the systems of our vendors due to, among other things, cybersecurity risks or otherwise; changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board and Federal, State and local taxing authorities; the outcome of legislation and regulation affecting the financial services industry, including COB, including the effects resulting from the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III capital rules; changes in accounting principles and standards; the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party; and our success at managing the risks involved in the foregoing.
Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results of the Company will not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and in other sections of the Company’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and its quarterly reports on Form 10-Q. The forward looking statements in this press release speak only as of the date of the press release and the Company does not assume any obligation to update them after such date.

Quarterly Results of Operations

(in thousands, except per share data)	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013

Interest Income
Interest and fees on loans	$14,855	$14,376	$14,081	$14,976	$15,964
Interest and dividends on investment securities	3,400	3,731	3,695	3,815	3,774
Other interest income	140	156	151	141	115
Total interest income	18,395	18,263	17,927	18,932	19,853
Interest Expense
Deposits	1,725	1,741	1,702	1,839	1,894
Retail repurchase agreements	5	3	3	7	6
Federal Home Loan Bank advances	521	514	469	340	289
Other borrowed funds	296	287	274	282	282
Total interest expense	2,547	2,545	2,448	2,468	2,471
Net interest income before provision for loan losses	15,848	15,718	15,479	16,464	17,382
Provision for (recovery of) loan losses	(1,679)	(1,685)	(684)	1,820	(350)
Net Interest Income after Provision for Loan Losses	17,527	17,403	16,163	14,644	17,732
Noninterest Income
Service charges on deposit accounts	1,583	1,619	1,564	1,798	1,858
Mortgage loan income	205	261	174	235	420
Cardholder and merchant services income	1,183	1,209	1,113	1,127	1,161
Trust and investment services	344	399	358	341	329
Bank owned life insurance	273	278	252	267	267
Other service charges, commissions and fees	290	332	352	356	365
Securities gains, net	34	720	—	—	50
Other income	73	75	130	23	37
Total noninterest income	3,985	4,893	3,943	4,147	4,487
Noninterest Expense
Personnel expense	12,616	9,956	10,393	9,512	9,663
Net occupancy expense	1,521	1,512	1,553	1,331	1,558
Furniture, equipment and data processing expense	2,208	2,047	2,003	2,126	2,050
Professional fees	699	467	633	625	222
Stationery, printing and supplies	149	173	162	135	136
Advertising and marketing	142	147	153	141	150
Other real estate owned expense (recovery)	(29)	954	261	21	(98)
Credit/debit card expense	520	604	595	618	627
FDIC insurance	412	595	639	663	646
Loan collection expense	198	551	657	548	1,120
Merger-related expense	—	—	—	—	—
Core deposit intangible amortization	352	352	352	351	352
Other expense	1,227	1,910	1,405	1,479	1,501
Total noninterest expense	20,015	19,268	18,806	17,550	17,927
Income before income taxes	1,497	3,028	1,300	1,241	4,292
Income tax expense (benefit)	(276)	236	23	(1,049)	286
Net Income	$1,773	$2,792	$1,277	$2,290	$4,006

Weighted average shares outstanding - basic	21,739	21,889	21,936	21,756	21,739
Weighted average shares outstanding - diluted	21,747	21,900	21,936	21,756	21,739
Net income per share - basic	$0.08	$0.13	$0.06	$0.11	$0.18
Net income per share - diluted	$0.08	$0.13	$0.06	$0.11	$0.18

Quarterly Balance Sheets

(in thousands, except per share data)	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013

Assets
Cash and due from banks	$26,411	$30,377	$31,591	$31,917	$29,506
Interest-bearing bank balances	33,669	40,100	73,360	35,513	73,568
Investment securities:
Available-for-sale	363,296	399,110	402,468	414,614	439,712
Held-to-maturity	144,684	147,055	149,060	151,795	153,684
Loans held for sale	2,268	1,765	1,961	1,836	2,734
Loans held for investment	1,318,117	1,269,865	1,219,785	1,212,248	1,195,142
Less: Allowance for loan losses	(21,525)	(23,975)	(26,039)	(26,785)	(25,387)
Net loans held for investment	1,296,592	1,245,890	1,193,746	1,185,463	1,169,755
Premises and equipment, net	47,416	47,855	48,172	50,889	51,409
Other real estate owned	20,289	21,871	24,624	28,395	33,179
Core deposit premiums and other intangibles	5,986	6,296	6,597	6,914	7,197
Goodwill	4,205	4,205	4,205	4,205	4,205
Bank-owned life insurance	40,797	40,504	40,210	39,940	39,646
Other assets	30,180	28,485	32,487	33,551	32,578

Total Assets	$2,015,793	$2,013,513	$2,008,481	$1,985,032	$2,037,173
Liabilities
Deposits:
Noninterest-bearing demand deposits	$317,981	$321,829	$315,515	$290,461	$308,178
Interest-bearing deposits:
Demand, savings and money market deposits	859,003	850,514	879,419	875,970	874,211
Time deposits	581,946	591,422	572,996	582,274	608,219
Total deposits	1,758,930	1,763,765	1,767,930	1,748,705	1,790,608
Retail repurchase agreements	12,217	8,333	5,152	6,917	12,422
Federal Home Loan Bank advances	73,246	73,259	73,271	73,283	73,295
Junior subordinated debentures	56,702	56,702	56,702	56,702	56,702
Long term notes payable	5,319	5,300	5,281	5,263	5,244
Other liabilities	14,889	13,457	14,814	13,801	18,100
Total Liabilities	1,921,303	1,920,816	1,923,150	1,904,671	1,956,371
Shareholders' Equity
Preferred Stock, 10,000,000 authorized
Series A, $10.00 par value, 51,500 issued and no shares outstanding	—	—	—	—	—
Series B, no par value, 250,000 authorized, no shares issued or outstanding	—	—	—	—	—
Common stock	462,357	462,206	462,037	461,636	461,446
Accumulated deficit	(357,828)	(359,601)	(362,393)	(363,670)	(365,960)
Accumulated other comprehensive loss	(10,039)	(9,908)	(14,313)	(17,605)	(14,684)
Total Shareholders' Equity	94,490	92,697	85,331	80,361	80,802
Total Liabilities and Shareholders' Equity	$2,015,793	$2,013,513	$2,008,481	$1,985,032	$2,037,173

Quarterly Supplemental Data

(in thousands, except per share data)	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013

Income Statement Data
Net interest income	$15,848	$15,718	$15,479	$16,464	$17,382
Provision for (recovery of) loan losses	(1,679)	(1,685)	(684)	1,820	(350)
Noninterest income	3,985	4,893	3,943	4,147	4,487
Noninterest expense	20,015	19,268	18,806	17,550	17,927
Income before taxes	1,497	3,028	1,300	1,241	4,292
Net income	1,773	2,792	1,277	2,290	4,006

Period End Balances
Assets	$2,015,793	$2,013,513	$2,008,481	$1,985,032	$2,037,173
Loans held for sale	2,268	1,765	1,961	1,836	2,734
Loans held for investment	1,318,117	1,269,865	1,219,785	1,212,248	1,195,142
Allowance for loan losses	(21,525)	(23,975)	(26,039)	(26,785)	(25,387)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,758,930	1,763,765	1,767,930	1,748,705	1,790,608
Borrowings	147,484	143,594	140,406	142,165	147,663
Shareholders' equity	94,490	92,697	85,331	80,361	80,802

Average Balances
Assets	$2,004,071	$1,997,909	$1,979,036	$2,015,219	$2,002,237
Loans held for sale	1,446	1,664	1,298	2,529	2,798
Loans held for investment	1,288,272	1,237,183	1,208,416	1,196,780	1,185,559
Allowance for loan losses	(24,110)	(26,544)	(26,942)	(25,675)	(25,681)
Goodwill	4,205	4,205	4,205	4,205	4,205
Deposits	1,753,380	1,755,127	1,739,354	1,770,018	1,775,529
Borrowings	144,830	141,390	142,244	146,721	131,033
Shareholders' equity	93,051	88,140	83,776	82,216	75,740

Per Common Share Data
Net income per share - basic and diluted	$0.08	$0.13	$0.06	$0.11	$0.18
Book value (Shareholders' Equity)	4.35	4.26	3.88	3.68	3.72
Tangible book value (Tangible Shareholders' Equity)	3.88	3.78	3.39	3.17	3.19

Performance Ratios
Return on average assets	0.35%	0.56%	0.26%	0.45%	0.79%
Return on average equity	7.56%	12.71%	6.18%	11.05%	20.98%
Net interest margin (tax equivalent)	3.38%	3.4%	3.43%	3.52%	3.76%
PCNR noninterest expense to average assets[1]	3.55%	3.47%	3.59%	3.34%	3.42%

Asset Quality Ratios
Allowance for loan losses to loans held for investment	1.63%	1.89%	2.13%	2.21%	2.12%
Net annualized charge-offs (recoveries) to average loans held for investment	0.24%	0.12%	0.02%	0.14%	(0.22)%
Nonperforming assets to total assets	2.4%	2.7%	2.9%	3.2%	4.1%

Capital and Other Ratios
CommunityOne Bancorp leverage capital	6.46%	6.35%	6.2%	5.96%	5.83%
CommunityOne Bank, N.A. leverage capital	7.97%	7.86%	7.74%	7.49%	7.39%
Loans held for investment to deposits	75%	72%	69%	69%	67%

[1] Non-GAAP measure. See Quarterly Non-GAAP Measures table for reconciliation to the most directly comparable GAAP measure.

Quarterly Non-GAAP Measures

(in thousands)	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013

Book Value (Shareholders' Equity)	$94,490	$92,697	$85,331	$80,361	$80,802
Less:
Goodwill	(4,205)	(4,205)	(4,205)	(4,205)	(4,205)
Core deposit and other intangibles	(5,986)	(6,296)	(6,597)	(6,914)	(7,197)

Tangible Book Value (Tangible Shareholders' Equity) (Non-GAAP)	$84,299	$82,196	$74,529	$69,242	$69,400

Net Income	$1,773	$2,792	$1,277	$2,290	$4,006

Less taxes, credit costs and nonrecurring items:
Income tax benefit (expense)	276	(236)	(23)	1,049	(286)
Securities gains, net	34	720	—	—	50
Other real estate owned expense	29	(954)	(261)	(21)	98
Recovery of (provision for) loan losses	1,679	1,685	684	(1,820)	350
Mortgage and litigation accruals	—	(7)	75	—	117
US Treasury sale expenses	—	(409)	—	—	—
Loan collection expense	(198)	(551)	(657)	(548)	(1,120)
Branch closure and restructuring expenses	—	(7)	(183)	(178)	105
Rebranding expense	—	—	—	—	(6)
Executive severance	(2,060)	—	—	—	—

PCNR Earnings (Non-GAAP)	$2,013	$2,551	$1,642	$3,808	$4,698

Noninterest Expense	$20,015	$19,268	$18,806	$17,550	$17,927

Less credit costs and nonrecurring items:
Other real estate owned expense	29	(954)	(261)	(21)	98
Mortgage and litigation accruals	—	(7)	75	—	117
Loan collection expense	(198)	(551)	(657)	(548)	(1,120)
Branch closure and restructuring expenses	—	(7)	(183)	(178)	105
US Treasury sale expenses	—	(409)	—	—	—
Rebranding expense	—	—	—	—	(6)
Executive severance	(2,060)	—	—	—	—

PCNR Noninterest Expense (Non-GAAP)	$17,786	$17,340	$17,780	$16,803	$17,121

Noninterest Income	$3,985	$4,893	$3,943	$4,147	$4,487

Less nonrecurring items:
Securities gains, net	34	720	—	—	50

PCNR Noninterest Income (Non-GAAP)	$3,951	$4,173	$3,943	$4,147	$4,437